Exhibit 99.1
                        Earnings Release

L3Harris Technologies Reports Strong Third Quarter 2024 Results,
Increases 2024 Guidance

Highlights*
•Orders of $7.2 billion; book-to-bill of 1.4x
•Revenue of $5.3 billion, up 8%, and 5% organically
•Operating margin of 9.4%; adjusted segment operating margin of 15.7%
•Diluted earnings per share (EPS) of $2.10; non-GAAP diluted EPS of $3.34
•2024 revenue guidance range increased to $21.1B - $21.3B
•2024 adjusted segment operating margin guidance increased to ~15.5%
•2024 non-GAAP diluted EPS guidance range increased to $12.95 - $13.15

MELBOURNE, Fla., October 24, 2024 — L3Harris Technologies (NYSE: LHX) reported third quarter 2024 diluted EPS of $2.10, an increase of 4% from third quarter 2023, on third quarter 2024 revenue of $5.3 billion, an increase of 8%. Third quarter 2024 non-GAAP diluted EPS was $3.34, a 5% increase from third quarter 2023. A reconciliation of non-GAAP results are detailed in tables beginning on page 11.

"We delivered strong third-quarter results, highlighted by outstanding book-to-bill of 1.4x, solid organic growth, and while continuing to improve margins as we make progress toward the financial framework announced at our 2023 Investor Day. These results reaffirm that our Trusted Disruptor strategy is working, driving value for our customers, shareholders and employees," said Christopher E. Kubasik, Chair and CEO.

Kubasik added, "We are making impressive progress on our LHX NeXt initiative and expect to exceed the 2024 cost savings target of $400 million. As a result, we are updating our 2024 savings target to at least $600 million and now expect to reach the overall target of $1 billion a year early. Our pipeline provides opportunity for additional cost savings opportunities to exceed the $1 billion target. All of this gives us confidence to deliver 2026 segment operating margins of at least 16%."

*Organic revenue, adjusted segment operating margin and non-GAAP diluted EPS are non-GAAP financial measures defined on page 17. A reconciliation of adjusted segment operating margin guidance and non-GAAP diluted EPS guidance is not available. See the note on page 2 and Non-GAAP Financial Measures on page 7 for more information.

SUMMARY FINANCIAL RESULTS AND 2024 GUIDANCE*

	Third Quarter			Year to Date			2024 Guidance
($ millions, except per share data)	2024	2023	Change	2024	2023	Change

Revenue (see Table 4 for organic revenue)
Space & Airborne Systems	$1,683	$1,686		$5,141	$5,056
Integrated Mission Systems	1,671	1,568		5,069	5,003
Communication Systems	1,382	1,255		4,022	3,707
Aerojet Rocketdyne	596	455		1,719	455
Corporate eliminations	(40)	(49)		(149)	(142)
Revenue	$5,292	$4,915	8%	$15,802	$14,079	12%	$21.1B - $21.3B (Prior: $21.0B - $21.3B)

Operating income
Space & Airborne Systems	$195	$210		$626	$565
Integrated Mission Systems	204	187		600	534
Communication Systems	359	282		998	873
Aerojet Rocketdyne	75	56		222	56
Corporate unallocated items	(338)	(256)		(1,097)	(756)
Operating income	$495	$479	3%	$1,349	$1,272	6%
Unallocated items (see Table 5)	338	256		1,097	795
Adjusted segment operating income	$833	$735	13%	$2,446	$2,067	18%
	—	—		—	—
Margin
Operating margin	9.4%	9.7%		8.5%	9.0%
Adjusted segment operating margin	15.7%	15.0%	70 bps	15.5%	14.7%	80 bps	~15.5% (Prior: 15.2% - 15.4%)

Tax rate
Effective tax rate (GAAP)	6.0%	4.5%		4.9%	6.4%
Effective tax rate (non-GAAP)	12.9%	12.9%		13.0%	13.2%

EPS
Diluted EPS	$2.10	$2.02	4%	$5.50	$5.61	(2%)
Non-GAAP diluted EPS	$3.34	$3.19	5%	$9.63	$9.01	7%	$12.95 - $13.15 (Prior: $12.85 - $13.15)
Pension adjusted non-GAAP diluted EPS	$2.94	$2.71	8%	$8.44	$7.62	11%

Cash flow
Cash from operations	$780	$543	44%	$1,430	$1,307	9%
Adjusted free cash flow	$728	$617	18%	$1,286	$1,273	1%	~$2.2B

Revenue: Third quarter revenue increased 8%, primarily driven by the acquisition of Aerojet Rocketdyne (AR) and 5% total organic growth, primarily from continued robust demand for our resilient communication products and night vision devices in our Communication Systems (CS) segment. Organic growth was also driven by our Integrated Mission Systems (IMS) segment, with higher aircraft missionization volumes, increased volumes for advanced electronics related to space and munitions programs, and higher volumes in our Commercial Aviation business, the divestiture of which is pending closure.

* Adjusted segment operating income and margin, effective tax rate on non-GAAP income, non-GAAP diluted EPS, pension adjusted non-GAAP diluted EPS, organic revenue and adjusted free cash flow are non-GAAP financial measures defined on page 17. A reconciliation of adjusted segment operating income and margin, effective tax rate on non-GAAP income, non-GAAP diluted EPS and adjusted free cash flow on a forward-looking basis to GAAP is not available without unreasonable effort due to the unavailability of items for exclusion from the GAAP measure. We are unable to address the probable significance of this information, the variability of which may have a significant impact on future GAAP results. See Non-GAAP Financial Measures on page 7 for more information.

Operating Margin:
GAAP: Third quarter operating margin decreased 30 bps to 9.4% primarily driven by an increase in unallocated items, including an increase in valuation allowance related to the pending Commercial Aviation Solutions business divestiture and increases in fair value of non-qualified retirement plan liabilities. This was partially offset by improved segment performance and a full quarter of contribution from AR.

Adjusted segment operating margin: Expanded 70 bps to 15.7%, with solid contribution from LHX NeXt cost savings, strong performance from higher volume and favorable mix in our CS segment, and improved program performance in our IMS segment. This was partially offset by the absence of a non-recurring license sale that positively impacted 2023 and challenges on classified space development programs, both in our SAS segment.

Diluted EPS:
GAAP: Third quarter diluted EPS increased 4% to $2.10 due to an increase in operating income and lower FAS/CAS operating adjustment, partially offset by higher interest expense.

Non-GAAP: Increased 5% to $3.34 driven by higher adjusted segment operating income, partially offset by higher interest expense.

Pension Adjusted Non-GAAP: Increased 8% to $2.94 driven by higher adjusted segment operating income, partially offset by higher interest expense. We believe this represents the best economic measure of our EPS as it reflects the operational performance of our segments without non-cash impacts of pension accounting, primarily FAS/CAS operating adjustment.

The largest differences between GAAP and Non-GAAP diluted EPS are attributable to amortization of acquisition-related intangibles and LHX NeXt implementation costs.

Cash Flows:
Cash from Operations: Third quarter cash from operations increased 44% to $780 million driven by net income growth and decreases in transaction costs related to the AJRD acquisition, partially offset by timing of working capital.

Adjusted free cash flow: Increased 18% to $728 million driven by net income growth and decreases in capital expenditures, partially offset by timing of working capital.

SEGMENT RESULTS AND GUIDANCE*

SAS

	Third Quarter			Year to Date			2024 Guidance
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,683	$1,686	—%	$5,141	$5,056	2%	~$7,000
Operating margin	11.6%	12.5%	(90) bps	12.2%	11.2%	100 bps	low 12%

Revenue: Third quarter revenue was flat, reflecting the divestiture of the antenna business in the second quarter. Excluding the divestiture impact, organic revenue increased 2%, primarily from growth of classified programs in Intel and Cyber, and increased volume in our FAA mission-critical safety of flight networks business. Organic revenue was partially offset by lower F-35 related volumes as TR-3 development ramps down in our Airborne Combat Systems business. Growth was also impacted by challenges on classified development programs, LHX NeXt cost savings and the absence of a non-recurring license sale that positively impacted 2023.

Operating Margin: Third quarter operating margin decreased 90 bps, primarily due to the absence of an $18 million non-recurring license sale that positively impacted 2023 and challenges on classified development programs, partially offset by growth in Intel and Cyber and FAA mission-critical safety of flight networks businesses, and LHX NeXt cost savings.

IMS

	Third Quarter			Year to Date			2024 Guidance
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,671	$1,568	7%	$5,069	$5,003	1%	$6,600 - $6,700 (Prior: $6,500 - $6,700)
Operating margin	12.2%	11.9%	30 bps	11.8%	10.7%	110 bps	mid - high 11% (Prior: mid 11%)

Revenue: Third quarter revenue increased primarily from higher aircraft missionization volumes, increased advanced electronics demand for space and munitions programs, and higher volumes in our Commercial Aviation Solutions business, the divestiture of which is pending closure.

Operating Margin: Third quarter operating margin increased 30 bps, primarily from improved program performance across the segment, LHX NeXt cost savings and higher volume and favorable mix in Commercial Aviation Solutions, partially offset by unfavorable mix impact in our aircraft missionization business.

*Organic revenue is a non-GAAP financial measure defined on page 17.

CS

	Third Quarter			Year to Date			2024 Guidance
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,382	$1,255	10%	$4,022	$3,707	8%	~$5,400 (Prior: $5,300 - $5,400)
Operating margin	26.0%	22.5%	350 bps	24.8%	23.6%	120 bps	mid - high 24% (Prior: mid 24%)

Revenue: Third quarter revenue increased 10%, primarily driven by robust demand for our resilient communication equipment, related waveforms, and night vision devices. Growth for software defined tactical radios was especially strong across international markets, in particular from NATO countries, reflecting demand for our superior capabilities for critical battlefield communications equipment and waveforms.

Operating Margin: Third quarter operating margin increased 350 bps as a result of strong performance from higher volumes, favorable high margin international mix, proprietary waveform license sales, and LHX NeXt cost savings.

AR

	Third Quarter			Year to Date			2024 Guidance
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$596	$455	31%	$1,719	$455	278%	$2,400 - $2,500
Operating margin	12.6%	12.3%	60 bps	12.9%	12.3%	60 bps	mid 12% (Prior: high 11%)

Revenue and Operating Margin: Third quarter results are attributed to program execution across both sectors, Missile Solutions and Space Propulsion and Power Systems, reflecting a full quarter of contribution for 2024 and a partial quarter for 2023, from the July 28, 2023 acquisition date. Operating margins include the positive impact of amortization related to purchase price adjustments.

SUPPLEMENTAL INFORMATION*

	2024		2023
Other Information	Current	Prior	Actuals

FAS/CAS operating adjustment	~$30 million	~$30 million	$110 million
Non-service FAS pension income	~$310 million	~$310 million	$310 million

Net interest expense	~$660 million	~$660 million	$543 million

Effective tax rate on GAAP income			1.9%
Effective tax rate on non-GAAP income	13.0% - 13.5%	13.0% - 13.5%	13.0%

Average diluted shares	Flat	Flat	190.6

Capital expenditures	~2% sales	~2% sales	2% sales

*Effective tax rate on non-GAAP income is a non-GAAP financial measure defined on page 17. A reconciliation of effective tax rate on non-GAAP income guidance is not available. See Non-GAAP Financial Measures on page 7 for more information.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of federal securities laws made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples include, but are not limited to: potential divestitures and their timing; 2024 guidance; 2026 financial framework; anticipated LHX NeXt initiative costs and savings targets and 2026 margins; supplemental information for 2024; projection of other financial items; and assumptions underlying any of the foregoing. Investors should not place undue reliance on forward-looking statements, which reflect management’s current expectations, estimates, projections, assumptions and information currently available to management, and are not guarantees of future performance or actual results. Important risks that could cause our results to differ materially from those expressed in or implied by these forward-looking statements or from our historical results include, but are not limited to, risks arising from: competitive markets; U.S. Government spending priorities; changes in contract mix; inflation; unilateral contract action by the U.S. Government; uncertain economic conditions; future geo-political events; supply chain disruptions; impacts of LHX NeXt; indebtedness; defined benefit plan liabilities and returns; interest rates and other market factors; changes in effective tax rate or additional tax exposures; pending and contemplated divestitures.These and other important risks that could impact forward-looking statements are described more fully in the "Risk Factors" in our Form 10-K for fiscal 2023 filed with the SEC. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section, and we have no duty to and disclaim any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

Non-GAAP Financial Measures
Management believes the adjustments to non-GAAP Financial Measures ("NGFMs") in the tables beginning on page 11 are useful to investors because the excluded costs do not reflect our ongoing operating performance. Such adjustments, considered together with the unadjusted GAAP financial measures, provide information that management believes is useful to investors to understand period-over-period operating results separate from items that management believes may disproportionately impact operating results in any particular period; however there is no guarantee that items excluded from NGFMs will not reoccur in future periods. Management also believes that NGFMs enhance the ability of investors to analyze business trends, understand performance and evaluate our initiatives to drive improved financial performance. Management utilizes NGFMs to guide forecasting and long-term planning and for compensation purposes. NGFMs should be considered in addition to, and not as a substitute for, financial measures presented in accordance with GAAP. A reconciliation of forward-looking NGFMs to GAAP is not available without unreasonable effort because of inherent difficulty in forecasting and quantifying comparable GAAP measures and applicable adjustments and other amounts necessary for a reconciliation because of potentially high variability, complexity and low visibility of applicable adjustments and other unusual amounts that could disproportionately impact future GAAP results, such as the impact of the acquisition of AR, LHX NeXt, potential divestitures and their timing, and the extent of tax deductibility.
Conference Call and Webcast
L3Harris Technologies will host a call tomorrow, October 25, 2024, at 8:30 a.m. Eastern Time (ET). Participants are encouraged to listen via webcast, which will be broadcast live at L3Harris.com/investors. The dial-in numbers for the teleconference are (U.S.) 800-274-8461 and (International) 203-518-9814, and participants will be directed to an operator. A recording of the call will be available on the L3Harris website, beginning at approximately 12 p.m. ET on October 25, 2024.

Investor Relations Contact: Daniel Gittsovich, 321-724-3170 investorrelations@l3harris.com	Media Relations Contact: Sara Banda, 321-306-8927 media@l3harris.com

Table 1 - Condensed Consolidated Statement of Operations (Unaudited)

	Third Quarter		Year to Date
(In millions, except per share amounts)	2024	2023	2024	2023

Revenue	$5,292	$4,915	$15,802	$14,079
Cost of revenue	(3,873)	(3,608)	(11,675)	(10,419)
General and administrative expenses	(924)	(828)	(2,778)	(2,388)
Operating income	495	479	1,349	1,272
Non-service FAS pension income and other, net	101	80	275	245
Interest expense, net	(166)	(159)	(514)	(372)
Income before income taxes	430	400	1,110	1,145
Income taxes	(26)	(18)	(54)	(73)
Net income	404	382	1,056	1,072
Noncontrolling interests, net of income taxes	(4)	1	(7)	(3)
Net income attributable to L3Harris Technologies, Inc.	$400	$383	$1,049	$1,069

Net income per common share attributable to L3Harris Technologies, Inc. common shareholders
Basic	$2.11	$2.02	$5.53	$5.64
Diluted	$2.10	$2.02	$5.50	$5.61

Basic weighted-average common shares outstanding	189.6	189.3	189.7	189.6
Diluted weighted-average common shares outstanding	190.5	190.1	190.7	190.6

Table 2 - Consolidated Statement of Cash Flow (Unaudited)

	Third Quarter		Year to Date
(In millions)	2024	2023	2024	2023

Operating Activities
Net income	$404	$382	$1,056	$1,072
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	324	310	963	816
Share-based compensation	23	22	76	67
Pension and other postretirement benefit plan income	(72)	(68)	(215)	(209)
Share-based matching contributions under defined contribution plans	57	51	199	172
Deferred income taxes	467	(34)	220	(277)
(Increase) decrease in:
Receivables, net	188	158	163	53
Contract assets	(207)	36	(372)	(136)
Inventories, net	40	(80)	46	(195)
Other current assets	(6)	(15)	(32)	(87)
Increase (decrease) in:
Accounts payable	155	(41)	(45)	(18)
Contract liabilities	(12)	(18)	(150)	202
Compensation and benefits	(44)	(45)	(145)	(55)
Other current liabilities	(26)	(24)	59	(27)
Income taxes	(469)	5	(258)	15
Other operating activities	(42)	(96)	(135)	(86)
Net cash provided by operating activities	780	543	1,430	1,307
Investing Activities
Net cash paid for acquired businesses	—	(4,715)	—	(6,688)
Additions to property, plant and equipment	(78)	(148)	(290)	(312)
Proceeds from sales of businesses, net	—	—	158	71
Other investing activities	(15)	(1)	(19)	(9)
Net cash used in investing activities	(93)	(4,864)	(151)	(6,938)
Financing Activities
Proceeds from borrowings, net of issuance cost	585	5,319	2,826	7,568
Repayments of borrowings	(2)	(2,099)	(2,609)	(3,159)
Change in commercial paper, maturities under 90 days, net	(404)	806	93	1,330
Proceeds from commercial paper, maturities over 90 days	—	646	688	701
Repayments of commercial paper, maturities over 90 days	(520)	—	(1,205)	—
Proceeds from exercises of employee stock options	48	5	111	18
Repurchases of common stock	(190)	—	(512)	(518)
Dividends paid	(220)	(216)	(665)	(652)
Other financing activities	(6)	(1)	(36)	(34)
Net cash (used in) provided by financing activities	(709)	4,460	(1,309)	5,254
Effect of exchange rate changes on cash and cash equivalents	14	(6)	9	(4)
Net decrease in cash and cash equivalents	(8)	133	(21)	(381)
Cash and cash equivalents, beginning of period	547	366	560	880
Cash and cash equivalents, end of period	$539	$499	$539	$499

Table 3 - Condensed Consolidated Balance Sheet (Unaudited)

(In millions)	September 27, 2024	December 29, 2023

Assets
Current assets
Cash and cash equivalents	$539	$560
Receivables, net	1,042	1,230
Contract assets	3,401	3,196
Inventories, net	1,399	1,472
Income taxes receivable	329	61
Other current assets	462	430
Assets of business held for sale	1,130	1,106
Total current assets	8,302	8,055
Non-current assets
Property, plant and equipment, net	2,795	2,862
Goodwill	20,433	19,979
Intangible assets, net	7,874	8,540
Deferred income taxes	119	91
Other non-current assets	2,366	2,160
Total assets	$41,889	$41,687
Liabilities and equity
Current liabilities
Short-term debt	$1,177	$1,602
Current portion of long-term debt, net	640	363
Accounts payable	2,049	2,106
Contract liabilities	1,878	1,900
Compensation and benefits	402	544
Income taxes payable	35	88
Other current liabilities	1,549	1,129
Liabilities of business held for sale	243	272
Total current liabilities	7,973	8,004
Non-current liabilities
Long-term debt, net	11,093	11,160
Deferred income taxes	885	815
Other long-term liabilities	2,876	2,879
Total liabilities	22,827	22,858
Total equity	19,062	18,829
Total liabilities and equity	$41,889	$41,687

Reconciliation of Non-GAAP Financial Measures
Table 4 - Organic Revenue (Unaudited)

	Third Quarter
	2024			2023
(In millions)	GAAP	Adjustments[1]	Organic	GAAP	Adjustments[2]	Organic

SAS	$1,683	$—	$1,683	$1,686	$(42)	$1,644
IMS	1,671	—	1,671	1,568	—	1,568
CS	1,382	—	1,382	1,255	—	1,255
AR	596	(159)	437	455	—	455
Corporate eliminations	(40)	—	(40)	(49)	—	(49)
Revenue	$5,292	$(159)	$5,133	$4,915	$(42)	$4,873

	Year to Date
	2024			2023
(In millions)	GAAP	Adjustments[1]	Organic	GAAP	Adjustments[2]	Organic

SAS	$5,141	$—	$5,141	$5,056	$(70)	$4,986
IMS	5,069	—	5,069	5,003	—	5,003
CS	4,022	—	4,022	3,707	—	3,707
AR	1,719	(1,282)	437	455	—	455
Corporate eliminations	(149)	—	(149)	(142)	—	(142)
Revenue	$15,802	$(1,282)	$14,520	$14,079	$(70)	$14,009

[1]Adjustment to exclude amounts attributable to each acquired business through the date of acquisition.
[2]Adjustment to exclude amounts attributable to each divested business.

Table 5 - Operating Income and Margin and Adjusted Segment Operating Income and Margin (Unaudited)

	Third Quarter		Year to Date
(In millions)	2024	2023	2024	2023

Revenue (A)	$5,292	$4,915	$15,802	$14,079

Operating income (B)	$495	$479	$1,349	$1,272
Corporate items add back[1]	33	(41)	86	(45)
Significant and/or non-recurring items:
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[2]	210	208	642	576
Merger, acquisition, and divestiture-related expenses[2]	25	56	86	144
Business divestiture-related losses, net and impairment of goodwill and other assets[2]	29	—	67	52
LHX NeXt implementation costs[2]	41	33	216	68
Total significant and/or non-recurring items	305	297	1,011	840
Unallocated items	338	256	1,097	795
Adjusted segment operating income (C)	$833	$735	$2,446	$2,067
Margins
Operating margin (B)/(A)	9.4%	9.7%	8.5%	9.0%
Adjusted segment operating margin (C)/(A)	15.7%	15.0%	15.5%	14.7%

[1]Corporate items add back includes unallocated corporate department expense of $40M and $106M for the third quarter and year to date 2024, respectively, and unallocated corporate department income of $14M for the third quarter 2023 and unallocated corporate department expense of $27M for year to date 2023. Additionally, includes the FAS/CAS operating adjustment of $7M and $20M for the third quarter and year to date 2024, respectively, and $27M and $72M for the third quarter and year to date 2023, respectively. The FAS/CAS operating adjustment represents the difference between the service cost component of Financial Accounting Standards (“FAS”) pension and Other Postretirement Benefits (“OPEB”) income or expense and total U.S. Government Cost Accounting Standards (“CAS”) pension and OPEB cost.

[2]Refer to Key Terms and Non-GAAP Definitions on page 17.

Table 6 - Effective Tax Rate on Non-GAAP Income (unaudited)

	Third Quarter
	2024			2023
(In millions)	Earnings Before Tax	Tax Expense (Benefit)	Effective Tax Rate	Earnings Before Tax	Tax Expense	Effective Tax Rate

Income before income taxes	$430	$26	6.0%	$400	$18	4.5%
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[1]	210	52		208	53
Merger, acquisition, and divestiture-related expenses[1]	25	5		56	8
Business divestiture-related losses, net and impairment of goodwill and other assets[1]	29	(6)		—	3
LHX NeXt implementation costs[1]	41	18		33	8
Non-GAAP income before income taxes	$735	$95	12.9%	$697	$90	12.9%

	Year to Date
	2024			2023
(In millions)	Earnings Before Tax	Tax Expense (Benefit)	Effective Tax Rate	Earnings Before Tax	Tax Expense	Effective Tax Rate

Income before income taxes	$1,110	$54	4.9%	$1,145	$73	6.4%
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[1]	642	159		576	137
Merger, acquisition, and divestiture-related expenses[1]	86	16		144	26
Business divestiture-related losses, net and impairment of goodwill and other assets[1]	67	(8)		52	9
LHX NeXt implementation costs[1]	216	54		68	17
Non-GAAP income before income taxes	$2,121	$275	13.0%	$1,985	$262	13.2%

[1]Refer to Key Terms and Non-GAAP Definitions on page 17.

Table 7 - Non-GAAP Diluted EPS (unaudited)

	Third Quarter		Year to Date
(In millions, except per share data)	2024	2023	2024	2023

Diluted weighted-average common shares outstanding	190.5	190.1	190.7	190.6

Diluted EPS	$2.10	$2.02	$5.50	$5.61
Significant and/or non-recurring items included in diluted EPS above:
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[1]	1.10	1.09	3.37	3.02
Merger, acquisition, and divestiture-related expenses[1]	0.13	0.29	0.45	0.76
Business divestiture-related losses, net and impairment of goodwill and other assets[1]	0.15	—	0.35	0.27
LHX NeXt implementation costs[1]	0.22	0.17	1.13	0.36
Income taxes on above adjustments	(0.36)	(0.38)	(1.17)	(1.01)
Non-GAAP diluted EPS	$3.34	$3.19	$9.63	$9.01

[1]Refer to Key Terms and Non-GAAP Definitions on page 17.

Table 8 - Adjusted Free Cash Flow (unaudited)

	Third Quarter		Year to Date
(In millions)	2024	2023	2024	2023

Net cash provided by operating activities	$780	$543	$1,430	$1,307
Additions to property, plant and equipment	(78)	(148)	(290)	(312)
Free cash flow	702	395	1,140	995
Cash used for merger, acquisition and severance[1,2]	26	222	146	278
Adjusted free cash flow	$728	$617	$1,286	$1,273

[1]Refer to Key Terms and Non-GAAP Definitions on page 17. [2]2023 amounts reclassified to include cash paid for severance.

Table 9 - Pension Adjusted Non-GAAP Diluted EPS (unaudited)

	Third Quarter		Year to Date
(In millions)	2024	2023	2024	2023

Non-GAAP diluted EPS[1]	$3.34	$3.19	$9.63	$9.01
Per share impact of:
FAS/CAS operating adjustment[2]	0.03	0.12	0.09	0.33
Non-service FAS pension income[2]	0.37	0.36	1.10	1.06
Pension adjusted non-GAAP diluted EPS	$2.94	$2.71	$8.44	$7.62

[1]Reconciled in Table 7. [2]Net of tax effect.

Key Terms and Non-GAAP Definitions

Description	Definition
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold	Amortization of identifiable intangible assets acquired in connection with business combinations. Additional cost of revenue related to the fair value step-up in inventory is the difference between the balance sheet value of inventory from the acquiree and the acquisition date fair value.
Merger, acquisition, and divestiture-related expenses	Transaction and integration expenses associated with Tactical Data Links and AR acquisitions; external costs related to pursuing acquisition and divestiture portfolio optimization; non-transaction costs related to divestitures; and salaries of employees in roles dedicated to planned divestiture and acquisition activity.
Business divestiture-related losses, net and impairment of goodwill and other assets
In 2023, includes a gain on sale of our Visual Information Solutions business, impairment of contract assets and other assets related to the restructuring of a customer contract and impairment of in-process research and development associated with a facility closure. In 2024, includes valuation allowance increase related to the pending sale of our Commercial Aviation Solutions business (QTD and YTD) and impairment of goodwill and loss on sale recognized in connection with the sale of our antenna and related businesses (YTD).

LHX NeXt implementation costs
Costs related to the LHX NeXt initiative are expected to continue through 2025 and are expected to include workforce optimization costs and incremental IT expenses for implementation of new systems, third-party consulting expenses and other related costs, including costs related to personnel dedicated to this project.

LHX NeXt cost savings	Represents annual gross run rate savings driven by the LHX NeXt transformation initiative. It is an operational measure that includes savings from initiatives related to labor and function optimization, direct and indirect procurement, and infrastructure expected to recur on an ongoing basis.
Orders	Total value of funded and unfunded contract awards received from the U.S. Government and other customers, including incremental funding and adjustments to previous awards, excluding unexercised contract options and potential orders under ordering-type contracts, such as indefinite delivery, indefinite quantity (IDIQ) contracts.
Organic revenue*	Excludes the impact of completed divestitures and first year revenue associated with acquisitions and is reconciled in Table 4.
Adjusted segment operating income and margin*	On a consolidated basis represents operating income and margin, excluding the FAS/CAS operating adjustment, corporate unallocated items and items reconciled in Table 5.
Non-GAAP diluted EPS*	Represents EPS (net income per diluted common share attributable to L3Harris Technologies, Inc. common shareholders) adjusted for items reconciled in Table 7.
Pension adjusted non-GAAP diluted EPS*	Represents Non-GAAP diluted EPS, described above, adjusted for the after tax per share impact of the FAS/CAS operating adjustment and Non-service FAS pension income reconciled in Table 9.
Adjusted Free Cash Flow*	Net cash provided by operating activities less capital expenditures, cash used for merger, acquisition, and severance reconciled in Table 8.
Cash used for merger, acquisition, and severance*	Cash related to merger and acquisition expenses (described above) and severance costs included in LHX NeXt implementation costs.
Non-GAAP income before income taxes*	Represents income before income taxes adjusted for items reconciled in Table 6.
Effective tax rate on non-GAAP income*	Represents the effective tax rate (tax expense as a percentage of income before income taxes) adjusted for the tax effect of items reconciled in Table 6.
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*Refer to Non-GAAP Financial Measures on page 7 for more information.